FORM 8 - K

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




                                  Date of Report
                     (Date of earliest event reported): July 20, 1999



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




  State of Incorporation                       IRS Employer Identification No.
        Delaware                                          06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated July 20, 1999, regarding its financial results for the period ended June 30, 1999, including consolidated statements of income for the three and six months ended June 30, 1999 and 1998 and consolidated balance sheets at June 30, 1999, December 31, 1998 and June 30, 1998, are attached.

Consolidated statements of income and selected segment data for the quarters ended in 1999 and 1998, the year ended December 31, 1998, and the six months ended June 30, 1999 reflecting the results of Atlantic Mortgage and Investment Corporation in discontinued operations are also attached.


Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                           Description
   -------       --------------------------------------------------------------
    (1)           Pitney Bowes Inc. press release dated July 20, 1999.
    (2)           Pitney Bowes Inc. consolidated statements of income for the periods specified in Item 5 above.
    (3)           Pitney Bowes Inc. selected segment data for the periods
                   specified in Item 5 above.


                                     Signatures
                                     ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                     PITNEY BOWES INC.


July 23, 1999



                     /s/ M. L. Reichenstein
                     -------------------------------
                     M. L. Reichenstein
                     Vice President and Chief Financial Officer
                     (Principal Financial Officer)



                     /s/ A. F. Henock
                     -------------------------------
                     A. F. Henock
                     Vice President - Controller
                     and Chief Tax Counsel
                     (Principal Accounting Officer)

                                      (1)

                                                                       Exhibit 1


      PITNEY BOWES REPORTS STRONG SECOND QUARTER EARNINGS
        Highlights
        o  18th Consecutive Quarter of Double-Digit Earnings Per Share Growth
        o  Continued Strength in Mailing and Integrated Logistics (MAIL) Segment
        o Decision to Dispose of Mortgage Servicing Unit to Focus on Core Businesses

FOR IMMEDIATE RELEASE

     Stamford, Conn., July 20, 1999 - Pitney Bowes Inc. (NYSE: PBI) today reported strong second quarter results with a 21.5-percent increase in diluted earnings per share from continuing operations to 58 cents. Revenue increased by nine percent on a consolidated basis to $1.1 billion for the strongest second quarter growth rate in nine years. Income from continuing operations grew 19 percent to $157.4 million versus $132.8 million in the second quarter 1998. The company has now recorded 18 consecutive quarters of double-digit, year-on-year diluted earnings per share growth from continuing operations. Net income, including a one-time charge for discontinued operations attributable to the company's decision to dispose of its mortgage servicing business, is $129.7 million or 48 cents per diluted share, versus $142.0 million or 51 cents per diluted share in the second quarter 1998.
     Chairman and Chief Executive Officer Michael J. Critelli discussed the company's performance during the quarter: "We are pleased with this quarter's strong financial performance, which was led by our Mailing and Integrated Logistics (MAIL) segment. The segment continues to benefit from demand for our customized mail creation and full range of shipping solutions, complementing our core mailing and financing offerings. As a result, we have again experienced excellent revenue growth and expanding operating profit margin in our largest business segment."

                                      (2)

     Adds Mr. Critelli: "The underlying strength of our mailing and shipping business has allowed us to accelerate our efforts to position the Office Solutions segment for even greater future profitable growth."
     In segment performance for the quarter, Mailing and Integrated Logistics posted strong revenue growth of 12 percent and a 22-percent increase in operating profit. The segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and service, and software. Contributors to growth included:
o The Internet's positive impact on package delivery and direct mail volumes. Our multi-carrier, shipping and logistics systems enable customers to rate shop for the most cost-effective and efficient ways to ship overnight letters and packages with systems which integrate with enterprise-wide resource planning systems
o Customized, high-speed production mail equipment used in Automated Document Factories and high-volume mailrooms
o Advanced, multi-functional mailing systems, such as ParagonTM and the recently introduced digital GalaxyTM system, which enable customers to process mid- to high volumes of mail quickly and conveniently
o Demand for Mail Creation solutions, led by DocuMatchTM, which prints and prepares customized, one-to-one marketing materials
     The U.S. Postal Service recently honored Pitney Bowes for helping customers transition to advanced metering technologies by converting 98 percent of its meter unit base to electronic and digital systems. In fact, with over 40 percent of our meter unit base now digital, the company continues to lead in delivering the most advanced technologies to the marketplace, while recognizing excellent supplies revenues and reduced costs related to supporting new metering systems.

                                      (3)

     As the inventor of PC-based postage, Pitney Bowes is excited about the potential benefits this innovative technology will deliver for certain mailing applications of small businesses and entrepreneurs who today use stamps. While several other companies are currently testing products, Pitney Bowes is the only company that has two versions of the PC-based postage product in the U.S. Postal Service supervised beta product review and testing process:
o ClickStampTM Plus, that allows customers to print postage via the computer without a constant connection to the Internet, and
o ClickStampTM Online, which is designed for customers who prefer to maintain an Internet connection.
The extensive testing process consists of three beta phases with limited quantities of product available in specific Zip codes. During the limited launch testing phase, companies will be allowed to place up to 10,000 units, with a review by the U.S. Postal Service, before permission is given to distribute another 10,000 units. None of the companies involved in the testing process have been given a timetable for the unrestricted, national availability of this product.
    The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. Second-quarter performance in this segment featured four-percent revenue growth and a five-percent increase in operating profit.
    During the quarter, Management Services revenues grew four percent as the company continues to focus on profitable growth through providing high value services, such as business recovery, to both new and existing customers. The focus on profitability resulted in double-digit operating profit growth.
    Office Systems, featuring Copier and Facsimile, grew revenues five percent for the quarter. The copier business remains solid, posting strong sales growth. Additionally, the business continues the transition from stand-alone analog copiers, to digital, networked solutions while strengthening the ability to sell to national and major accounts. Facsimile revenues were helped by strong unit placements partly offset by ongoing price pressure in the market.

                                      (4)

    The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket external assets. During the quarter, the segment's revenue decreased by two percent while its operating profit increased five percent. This performance is consistent with the company's previously announced strategy to shift from asset-based income by lowering the asset base and concentrating on fee-based income opportunities.
    The results from Mortgage Servicing have been excluded from continuing operations. Pitney Bowes decided to dispose of Atlantic Mortgage & Investment
Corporation (AMIC) after an extensive review of various strategic options to determine how best to enhance shareholder value. This decision will also allow the company to actively market the business and focus on its core businesses. The company has recorded a $27.7 million after-tax charge, which includes costs associated with:
o Net loss from mortgage servicing operations of $2.7 million for the second quarter primarily attributable to increased amortization of mortgage servicing rights
o Expected loss of $34.3 million after-tax on the disposal of AMIC offset by gains of $9.3 million from the company's sale of Colonial Pacific Leasing Corporation (CPLC) completed in 1998
The company commenced its review of AMIC earlier this year. The process was consistent with earlier reviews of its financial services businesses, which resulted in the GATX transaction in 1997 and the CPLC transaction in 1998. The strategic review was undertaken to address the changing profile of the mortgage servicing industry, the dynamic interest rate environment and the potential impact of fluctuating interest rates and prepayment patterns on the business in the future.
    Mr. Critelli concluded, "This quarter we continued to take actions that will maximize long-term shareholder value. While we have decided to exit the mortgage servicing business, the quarter's performance underscores the ongoing demand for advanced business messaging solutions worldwide. We will continue to invest in research and development and provide innovative products and services that reduce the cost, increase the efficiency and enhance the productivity of mail and messaging. The outlook for our business remains very positive."

                                      (5)

    The company previously announced an 11.6-million share repurchase program. During the second quarter the company repurchased approximately 1.9 million shares on the open market under this program, for a total of 4.1 million shares repurchased year-to-date.
    Second quarter 1999 revenue included $546.4 million from sales, up 11 percent from $492.3 million in the second quarter of 1998; $418.8 million from rentals and financing, up six percent from $393.8 million; and $140.3 million from support services, up nine percent from $128.5 million.
    Second quarter 1999 net income was $129.7 million, or 48 cents per diluted share, compared to $142.0 million, or 51 cents per diluted share, in 1998.
Second quarter net income included a $27.7 million charge, or 10 cents per diluted share related to discontinued operations, compared to $9.2 million of income, or three cents per diluted share, in 1998.
    For the six-month period ended June 30, 1999 revenue was $2.155 billion, up nine percent from $1.968 billion in 1998; and net income in 1999 was $272.0 million, or 99 cents per diluted share, compared to $271.7 million, or 97 cents per diluted share in 1998. The year-to-date net income included a $24.0 million net after-tax charge, or nine cents per diluted share, for discontinued operations compared to $16.6 million of income, or six cents per diluted share, in 1998.
    Pitney Bowes is a global provider of informed mail and messaging management. The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the company's 1998 Form 10-K Annual Report filed with the Securities and Exchange Commission.

                                      # # #

Note: Consolidated statements of income for the three and six months ended June 30, 1999 and 1998 and consolidated balance sheets at June 30, 1999, December 31, 1998, and June 30, 1998 are attached.

                                                  Pitney Bowes Inc.
                                          Consolidated Statements of Income
                                                     (Unaudited)
                                                     -----------

(Dollars in thousands, except per share data)

                                                Three Months Ended June 30,          Six Months Ended June 30,
                                              -------------------------------      ------------------------------
                                                      1999              1998                1999            1998
                                              -------------     -------------      --------------   -------------
Revenue from:
      Sales                                     $  546,370        $  492,310         $ 1,056,752      $  942,735
      Rentals and financing                        418,773           393,825             824,498         774,196
      Support services                             140,289           128,455             273,506         251,444
                                              -------------     -------------      --------------   -------------
             Total revenue                       1,105,432         1,014,590           2,154,756       1,968,375
                                              -------------     -------------      --------------   -------------

Costs and expenses:
      Cost of sales                                306,351           289,983             603,070         564,983
      Cost of rentals and financing                117,443           104,355             228,376         206,976
      Selling, service and administrative          373,132           352,916             734,160         683,898
      Research and development                      27,698            25,065              53,602          48,696
      Interest, net                                 46,938            40,451              92,438          75,948
                                              -------------     -------------      --------------   -------------

             Total costs and expenses              871,562           812,770           1,711,646       1,580,501
                                              -------------     -------------      --------------   -------------

Income from continuing operations
      before income taxes                          233,870           201,820             443,110         387,874

Provision for income taxes                          76,462            69,051             147,131         132,770
                                              -------------     -------------      --------------   -------------

Income from continuing operations                  157,408           132,769             295,979         255,104
Discontinued operations                            (27,667)            9,248             (23,967)         16,600
                                              -------------     -------------      --------------   -------------

Net income                                      $  129,741        $  142,017          $  272,012      $  271,704
                                              =============     =============      ==============   =============

Basic earnings per share
      Continuing operations                     $     0.58        $     0.49          $     1.10      $     0.92
      Discontinued operations                        (0.10)             0.03               (0.09)            .06
                                              -------------     -------------      --------------   -------------
                                                $     0.48        $     0.52          $     1.01      $     0.98
                                              =============     =============      ==============   =============

Diluted earnings per share
      Continuing operations                     $     0.58        $     0.48          $     1.08      $     0.91
      Discontinued operations                        (0.10)             0.03               (0.09)            .06
                                              -------------     -------------      --------------   -------------
                                                $     0.48        $     0.51          $     0.99      $     0.97
                                              =============     =============      ==============   =============

Average common and potential common
      shares outstanding                       273,016,885       279,494,653         274,073,691     281,413,128
                                              =============     =============      ==============   =============



                                           Pitney Bowes Inc.
                                      Consolidated Balance Sheets
                                      ---------------------------

(Dollars in thousands, except per share data)                                                    (*)
                                                              (Unaudited)                    (Unaudited)
Assets                                                            6/30/99        12/31/98       6/30/98
------                                                         -----------     -----------    ----------
Current assets:
    Cash and cash equivalents                                  $  132,693      $  125,684    $  115,322
    Short-term investments, at cost which
        approximates market                                           949           3,302         1,943
    Accounts receivable, less allowances:
        6/99 $24,983 12/98 $24,665 6/98 $21,883                   416,302         382,406       367,409
    Finance receivables, less allowances:
        6/99 $48,642 12/98 $51,232 6/98 $61,867                 1,498,531       1,400,786     1,646,627
    Inventories                                                   259,858         266,734       240,045
    Other current assets and prepayments                           83,173         330,051       282,931
    Net assets of discontinued operations                         156,507            -             -
                                                              -----------     -----------    ----------

            Total current assets                                2,548,013       2,508,963     2,654,277
                                                              -----------     -----------    ----------

Property, plant and equipment, net                                467,013         477,476       491,552
Rental equipment and related inventories, net                     842,176         806,585       823,530
Property leased under capital leases, net                           3,269           3,743         4,080
Long-term finance receivables, less allowances:
          6/99 $76,291 12/98 $79,543 6/98 $77,755               1,954,990       1,999,339     2,327,915
Investment in leveraged leases                                    962,531         827,579       776,930
Goodwill, net of amortization:
          6/99 $51,425 12/98 $47,514 6/98 $44,208                 227,874         222,980       208,946
Other assets                                                      454,198         814,374       785,738
Net assets of discontinued operations                             313,063            -             -
                                                              -----------     -----------    ----------

Total assets                                                  $ 7,773,127     $ 7,661,039    $8,072,968
                                                              ===========     ===========    ==========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
    Accounts payable and accrued liabilities                  $   776,665     $   898,548    $  845,562
    Income taxes payable                                          186,279         194,443       139,867
    Notes payable and current portion of
        long-term obligations                                   1,273,197       1,259,193     1,761,162
    Advance billings                                              391,103         369,628       376,871
                                                              -----------     -----------    ----------

            Total current liabilities                           2,627,244       2,721,812     3,123,462
                                                              -----------     -----------    ----------

Deferred taxes on income                                        1,029,923         920,521       925,837
Long-term debt                                                  1,898,942       1,712,937     1,627,127
Other noncurrent liabilities                                      352,911         347,670       368,039
                                                              -----------     -----------    ----------

            Total liabilities                                   5,909,020       5,702,940     6,044,465
                                                              -----------     -----------    ----------
Preferred stockholders' equity in a
      subsidiary company                                          310,000         310,097       300,000

Stockholders' equity:
      Cumulative preferred stock, $50 par value,
          4% convertible                                               29              34            34
      Cumulative preference stock, no par value,
          $2.12 convertible                                         1,945           2,031         2,112
      Common stock, $1 par value                                  323,338         323,338       323,338
      Capital in excess of par value                               11,927          16,173        21,864
      Retained earnings                                         3,208,052       3,073,839     2,892,080
      Accumulated other comprehensive income                      (85,851)        (88,217)      (74,630)
      Treasury stock, at cost                                  (1,905,333)     (1,679,196)   (1,436,295)
                                                              -----------     -----------    ----------

            Total stockholders' equity                          1,554,107       1,648,002     1,728,503
                                                              -----------     -----------    ----------

Total liabilities and stockholders' equity                    $ 7,773,127     $ 7,661,039    $8,072,968
                                                              ===========     ===========    ==========

(*) Certain prior year amounts have been reclassified to conform with the current year presentation.



                                         Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                           June 30, 1999
                                            (Unaudited)
(Dollars in thousands)
                                                                                   %
                                                 1999             1998          Change
                                            -----------      -----------     ---------
Second Quarter
--------------

  Revenue
  -------

  Mailing and Integrated Logistics          $  746,952       $  668,281           12%
  Office Solutions                             316,753          303,682            4%
  Capital Services                              41,727           42,627           (2%)
                                            -----------      -----------     ---------

       Total Revenue                        $1,105,432       $1,014,590            9%
                                            ===========      ===========     =========

  Operating Profit (1)
  --------------------

  Mailing and Integrated Logistics          $  200,654       $  164,223           22%
  Office Solutions                              60,656           57,610            5%
  Capital Services                              12,784           12,202            5%
                                            -----------      -----------     ---------

       Total Operating Profit               $  274,094       $  234,035           17%
                                            ===========      ===========     =========


(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.


                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                            June 30, 1999
                                             (Unaudited)
(Dollars in thousands)



                                                                                  %
                                             1999             1998             Change
                                            -----------      -----------     ---------
Year to Date
------------

   Revenue
   -------

   Mailing and Integrated Logistics         $1,445,581       $1,294,521           12%
   Office Solutions                            631,333          594,864            6%
   Capital Services                             77,842           78,990           (1%)
                                            -----------      -----------     ---------

        Total Revenue                       $2,154,756       $1,968,375            9%
                                            ===========      ===========     =========

   Operating Profit (1)
   --------------------

   Mailing and Integrated Logistics         $  375,039       $  308,630           22%
   Office Solutions                            119,201          110,069            8%
   Capital Services                             20,966           20,547            2%
                                            -----------      -----------     ---------

        Total Operating Profit              $  515,206       $  439,246           17%
                                            ===========      ===========     =========



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

                                                                       Exhibit 2
PITNEY BOWES INC.
CONSOLIDATED STATEMENTS OF INCOME
ANALYSTS' P&L
(UNAUDITED)                                 RESTATED FOR DISCONTINUED OPERATIONS


($000'S, EXCEPT PER SHARE DATA)

                               -------------------------------------------------- ----------  ------------------------- -----------
                                     First       Second       Third      Fourth       Year         First       Second    Six Months
                                    Quarter     Quarter      Quarter    Quarter      Ended        Quarter      Quarter     Ended
                                     1998         1998         1998       1998        1998          1999        1999        1999
                               -------------------------------------------------- ----------  ------------------------- -----------

REVENUE FROM:
  SALES........................ $  450,425  $  492,310   $  488,575   $  562,236  $ 1,993,546  $  510,382   $  546,370  $ 1,056,752
  RENTALS AND FINANCING........    380,371     393,825      396,329      411,341    1,581,866     405,725      418,773      824,498
  SUPPORT SERVICES.............    122,989     128,455      128,271      135,788      515,503     133,217      140,289      273,506
                               ------------------------------------------------- ------------  ------------------------ -----------

         TOTAL REVENUE.........    953,785   1,014,590    1,013,175    1,109,365    4,090,915   1,049,324    1,105,432    2,154,756
                               ------------------------------------------------- ------------  ------------------------ -----------

COSTS AND EXPENSES:
  COST OF SALES................    275,000     289,983      282,503      298,918    1,146,404     296,719      306,351      603,070
  COST OF RENTALS AND FINANCING    102,621     104,355      102,767      109,380      419,123     110,933      117,443      228,376
  SELLING, SERVICE AND
  ADMINISTRATIVE...............    330,982     352,916      362,921      396,261    1,443,080     361,028      373,132      734,160
  RESEARCH AND DEVELOPMENT.....     23,631      25,065       24,699       27,411      100,806      25,904       27,698       53,602
  INTEREST, NET................     35,497      40,451       39,261       41,689      156,898      45,500       46,938       92,438
                               ------------------------------------------------- ------------  ------------------------ -----------

     TOTAL COSTS AND EXPENSES..    767,731     812,770      812,151      873,659    3,266,311     840,084      871,562    1,711,646
                               ------------------------------------------------- ------------  ------------------------ -----------

INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES.    186,054     201,820      201,024      235,706      824,604     209,240      233,870      443,110

PROVISION FOR INCOME TAXES.....     63,719      69,051       68,201       81,121      282,092      70,669       76,462      147,131
                               ------------------------------------------------- ------------  ------------------------ -----------

INCOME FROM CONTINUING
OPERATIONS....................     122,335     132,769      132,823      154,585      542,512     138,571      157,408      295,979

DISCONTINUED OPERATIONS.......       7,352       9,248        8,763        8,519       33,882       3,700      (27,667)     (23,967)
                               ------------------------------------------------- ------------  ------------------------ -----------

NET INCOME....................   $ 129,687   $ 142,017    $ 141,586     $163,104   $  576,394  $  142,271   $  129,741   $  272,012
                               ================================================= ============  ======================== ===========



BASIC EARNINGS PER SHARE:
  CONTINUING OPERATIONS........  $    0.43   $    0.49    $    0.49    $    0.57   $    1.98   $     0.52    $    0.58    $    1.10
  DISCONTINUED OPERATIONS......       0.03        0.03         0.03         0.03        0.12         0.01        (0.10)       (0.09)
                               ------------------------------------------------- -----------  ------------------------- -----------

  NET INCOME...................  $    0.46   $    0.52    $    0.52    $    0.60   $    2.10   $     0.53    $    0.48    $    1.01
                               ================================================= ===========  ========================= ===========


DILUTED EARNINGS PER SHARE:
  CONTINUING OPERATIONS........  $    0.43   $    0.48    $    0.48    $    0.56   $    1.94   $     0.51    $    0.58    $    1.08
  DISCONTINUED OPERATIONS......       0.03        0.03         0.03         0.03        0.12         0.01        (0.10)       (0.09)
                               ------------------------------------------------- -----------  ------------------------- -----------

  NET INCOME...................  $    0.46   $    0.51    $    0.51    $    0.59   $    2.06   $     0.52    $    0.48    $    0.99
                               ================================================= ===========  ========================= ===========



AVERAGE COMMON AND POTENTIAL
  COMMON SHARES OUTSTANDING... 283,871,448 279,494,653  278,712,757  276,722,479 279,656,603  274,962,244  273,016,885  274,073,691
                               ================================================= =========== ========================== ============

                                                                       Exhibit 3
Pitney Bowes Inc.
Segment Reporting                           RESTATED FOR DISCONTINUED OPERATIONS

(Dollars in thousands)
                             ------------------------------------------------- ------------- ------------------------- -------------
                                 First     Second        Third        Fourth        Year        First        Second      Six Months
                                Quarter    Quarter      Quarter       Quarter      Ended       Quarter       Quarter       Ended
            Revenue               1998       1998         1998         1998         1998         1999         1999          1999
---------------------------  ------------------------------------------------- ------------- ------------------------- -------------
Business segments:

 Mailing and Integrated
 Logistics                    $ 626,240  $  668,281   $  666,141    $  746,382  $ 2,707,044  $  698,629    $  746,952   $1,445,581
 Office Solutions               291,182     303,682      306,716       314,427    1,216,007     314,580       316,753      631,333
 Capital Services                36,363      42,627       40,318        48,556      167,864      36,115        41,727       77,842

                             ------------------------------------------------- ------------- ------------------------- -------------
    Total Revenue             $ 953,785  $1,014,590   $1,013,175    $1,109,365  $ 4,090,915  $1,049,324    $1,105,432   $2,154,756
                             ================================================= ============= ========================= =============


                             ------------------------------------------------- ------------- ------------------------- -------------
                                 First      Second        Third        Fourth        Year        First        Second     Six Months
                                Quarter     Quarter      Quarter       Quarter       Ended      Quarter       Quarter      Ended
 Operating Profit (1)            1998        1998          1998         1998         1998         1999         1999         1999
---------------------------  ------------------------------------------------- ------------ -------------------------- -------------

Business segments:

 Mailing and Integrated
 Logistics                    $ 144,407  $  164,223   $  163,702    $  188,408   $  660,740  $  174,385    $  200,654   $  375,039
 Office Solutions                52,459      57,610       59,461        65,626      235,156      58,545        60,656      119,201
 Capital Services                 8,345      12,202       11,482        19,402       51,431       8,182        12,784       20,966

                             ------------------------------------------------- ------------- ------------------------- -------------
   Total Operating Profit     $ 205,211  $  234,035   $  234,645    $  273,436   $  947,327  $  241,112    $  274,094   $  515,206
                             ================================================= ============= ========================= =============

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

